Exhibit 3.1(i)

Max Maxfield, WY Secretary of State
FILED: 06/11/2012 11:36 AM
Original ID: 2012-000622955
Amendment ID: 2012-001346404

EXHIBIT A

AMENDMENT

to the

ARTICLES OF INCORPORATION

of

MyECheck, INC.

Pursuant to the laws of the State of Wyoming; MyECheck, Inc. does hereby amend its Articles of incorporation to read as follows:

ARTICLE I.

The name of this corporation is:

MyECheck, Inc

ARTICLE II.

The total number of shares this corporation is authorized to issue is 5,000,000,000 (five billion), allocated as follows among these classes and series of stock:

Common Stock Class, par value $0.00001 per share — 4,900,000,000 shares authorized;

Preferred Stock Class, Series A, par value $0.0001 per share — 10,000,000 shares authorized.

Preferred Stock Class, Series B, par value $0.0001 per share — 90,000,000 shares authorized.

The participating rights, relative rights, optional or other special rights, powers, designations, preferences, issuance rules, limitations, restrictions and qualifications for each of the three classes of stock, as well as the authorized amounts for each, shall be determined, where actively or passively allowed by state and/or federal law, by the bylaws, as amended, as approved by a majority of the duly-elected Directors of this corporation.

ARTICLE Ill.

The street address of this corporation is:

6026 Ladero Way

El Dorado Hills, CA 95762.

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ARTICLE IV.

The liability of any director to this corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, is eliminated, except liability for:

(A) The amount of financial benefit received by a director to which he is not entitled;

(B) An intentional infliction of harm on the corporation or shareholders;

(C) A violation to the laws of the State of Wyoming; or

(D) An intentional violation of criminal law; and

ARTICLE V.

Indemnification of any director for liability (as defined in the laws of the State of Wyoming) to any person for any action taken, or failure to take any action, as a director, is obligatory, except liability for:

(A) Receipt of a financial benefit to which he is not entitled;

(B) An intentional infliction of harm on the corporation or its shareholders;

(C) A violation to the laws of the State of Wyoming; or

(D) An intentional violation of criminal law.

ARTICLE VI.

Pursuant to the laws of the State of Wyoming, the Board of Directors has the complete authority to make, amend, alter or repeal the Bylaws of the corporation.

Executed this 29rd day of May, 2012, by the Chief Executive Officer and Chairman of the Board of Directors of this corporation, MyECheck, Inc.

/s/ Edward R. Starrs

Edward R. Starrs, Chief Executive Officer

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